EXHIBIT 3.3


                    ARTICLES OF MERGER OF
                      THE CATES COMPANY
                        WITH AND INTO
           MID-AMERICA APARTMENT COMMUNITIES, INC.


The under signed corporation, pursuant to 48-21-205 of the Tennessee Business Corporation Act, hereby submits the following Articles of Merger to effect the merger of The Cates Company, a Tennessee corporation, with and into Mid-America Apartment Communities, Inc., a Tennessee corporation, and, in that regard, states the following:

1.   The Plan of Merger is as follows:

     (a) The names of the constituent corporations are as follows:

          The   Cates   Company,  a  Tennessee   corporation
          ("Cates") Mid-America Apartment Communities, Inc., a Tennessee corporation ("MAC")

     (b)  The   corporation   surviving  the   merger   (the
          "Surviving   Corporation")  will  be   Mid-America
          Apartment    Communities,   Inc.,   a    Tennessee
          corporation.

     (c) From and after the effective time of the merger, the following effects of the merger shall be recognized by operation of law:

          Charter and Bylaws. The Charter of MAC as in effect immediately prior to the effective time shall be and remain the Charter of the Surviving Corporation. The Bylaws of MAC as in effect immediately prior to the effective time shall be and remain the Bylaws of the Surviving Corporation until altered, amended, or repealed in accordance with the Tennessee Business Corporation Act.

          Names   of  Surviving  Corporation.   As  of   the
          effective   time,  the  name  of   the   Surviving
          Corporation   shall   be   Mid-America   Apartment
          Communities, Inc.

          Capitalization. As of the effective time, the number of authorized shares of the Surviving Corporation shall be 20,000,000 shares of Common Stock having $.01 per share par value and 5,000,000 shares of Preferred Stock having $.01 per share per value.

          Officers  and  Directors.  As  of  and  after  the
          effective time, the directors and officers of  MAC
          shall  be  the  directors  and  officers  of   the
          Surviving Corporation.

          Registered and Principal Office. As of and after the effective time, the registered and principal business office of the Surviving Corporation shall be located at 6584 Poplar Avenue, Suite 340, Memphis (Shelby County) Tennessee 38138.

          Retention of Rights and Properties. As of the effective time, the separate existence and corporate organization of Cates shall cease and Cates shall be merged with and into MAC as the Surviving Corporation. The Surviving Corporation shall, from and after the effective time, possess all the rights, privileges, powers, immunities, and franchises of both Cates and MAC of whatsoever nature (public or private) and description. The Merger shall have the effects set forth in 48-21-106 of the Tennessee Business Corporation Act. All assets and property, real, personal, and mixed, and all debts due on whatever account, including, without limitation, shares or subscriptions to shares, all other choses in action, rights, and credits, and all and every other interest of or owed by or due or that would inure to either Cates or MAC shall immediately, by operation of law, be taken or deemed to be transferred to and vested in the Surviving Corporation without any further conveyance, transfer, act, or deed, and the title to any real estate or any interest therein vested in either Cates or Motor Cargo Industries, Inc. shall not revert or be impaired in any way by reason of the merger.

          Assumption of Liabilities. As of the effective time, the Surviving Corporation shall be deemed to be a continuation of the entity of each constituent corporation, with the effect set forth in 48-21-106 of the Tennessee Business Corporation and shall succeed to and shall assume such rights and obligations and the duties and liabilities and obligations of both Cates and MAC, and any claim existing or action or proceeding pending by or against Cates or MAC may be prosecuted as if the merger had not taken place. Neither the rights of creditors nor any liens upon the property of Cates or MAC shall be impaired by the merger.

     (d) At the effective time, each share of Cates common stock, without par value, held by non-dissenting shareholders and not exchanged for cash in the manner hereinbelow described shall, by virtue of the merger of Cates with and into MAC and without any action being taken by the holder thereof, be exchanged for and converted into two thousand five hundred (2,500) fully paid and nonassessable shares of common stock of MAC, having a par value of $.01 per share (the "MAC Stock")

     (e) At the effective time, each share of common stock of MAC then issued and outstanding shall remain issued and outstanding as the common stock of the Surviving Corporation.

2. The foregoing Plan of Merger was duly adopted and approved by the sole shareholder and the Board of Directors of MAC by action without a meeting on January 18, 1994. The Plan of Merger was duly adopted and approved by the Board of Directors of Cates by action without a meeting on January 26, 1994 and by the Shareholders of Cates at a meeting duly held on January 26, 1994.

3. The merger of Cates with and into MAC shall be effective at 8:00 a.m. Central Standard Time on February 4,
1994.


                              Dated:     February 2, 1994

                              Mid-America Apartment Communities, Inc.



                                   By:
                                          Lynn  A.  Johnson,
                                          Secretary